Exhibit 99.1 Agreement and Plan of Merger


                          AGREEMENT AND PLAN OF MERGER


                                      Among


                               BALTEK CORPORATION,


                                   ALCAN INC.


                                       and


                               ALCAN BALCORP, INC.






                            Dated as of 5 March, 2003



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                                TABLE OF CONTENTS

                                                                                                      Page No.
                                                                                                      --------


1.       Definitions and Exhibits........................................................................1
         1.1      Definitions............................................................................1
         1.2      Exhibits...............................................................................5
         1.3      Currency...............................................................................5

2.       The Merger......................................................................................5
         2.1      The Merger.............................................................................5
         2.2      Closing................................................................................5
         2.3      Merger Effective Time..................................................................5

3.       The Surviving Company...........................................................................6
         3.1      Certificate of Incorporation of the Surviving Company..................................6
         3.2      Bylaws of the Surviving Company........................................................6
         3.3      Directors of the Surviving Company.....................................................6
         3.4      Officers of the Surviving Company......................................................6

4.       Effect of the Merger on Capital Stock; Exchange of Certificates.................................6
         4.1      Effect of the Merger...................................................................6
                  (a)      Merger Consideration..........................................................6
                  (b)      Merger Sub....................................................................7
         4.2      Exchange of, and Payment for, Shares...................................................7
                  (a)      Paying Agent..................................................................7
                  (b)      Exchange Procedures...........................................................7
                  (c)      Transfers.....................................................................8
                  (d)      Termination of Exchange Fund..................................................8
                  (e)      Lost, Stolen or Destroyed Certificates........................................9
         4.3      Dissenters' Rights.....................................................................9

5.       Representations and Warranties..................................................................9
         5.1      Representations and Warranties of the Company..........................................9
                  (a)      Organization, Good Standing and Qualification.................................9
                  (b)      Capital Structure............................................................10
                  (c)      Corporate Authority; Approval and Fairness...................................10
                  (d)      Governmental Filings; No Violations..........................................11
                  (e)      Company Contracts............................................................12
                  (f)      Company Reports; Financial Statements........................................13
                  (g)      Absence of Certain Changes...................................................14
                  (h)      (Litigation and Liabilities..................................................14
                  (i)      Employee Benefits............................................................15
                  (j)      Compliance with Laws; Permits................................................17
                  (k)      Takeover Statutes............................................................17
                  (l)      Environmental Matters........................................................17
                  (m)      Taxes........................................................................18
                  (n)      Labor Matters................................................................18
                  (o)      Insurance....................................................................18
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
                  (p)      Intellectual Property........................................................19
                  (q)      Brokers and Finders..........................................................20
                  (r)      Vote Required................................................................20
         5.2      Representations and Warranties of Parent and Merger Sub...............................20
                  (a)      Organization, Good Standing and Qualification................................20
                  (b)      Corporate Authority..........................................................21
                  (c)      Governmental Filings; No Violations..........................................21
                  (d)      Ownership of Shares..........................................................22
                  (e)      Funds........................................................................22

6.       Covenants......................................................................................22
         6.1      Interim Operations....................................................................22
         6.2      Acquisition Proposals.................................................................24
         6.3      Stockholder Approvals.................................................................25
         6.4      Stockholder Meeting and Proxy Statement...............................................25
         6.5      Filings; Other Actions; Notification..................................................26
         6.6      Access................................................................................28
         6.7      Stock Exchange De-listing.............................................................28
         6.8      Publicity.............................................................................28
         6.9      Expenses..............................................................................28
         6.10     Indemnification.......................................................................29
         6.11     Takeover Statute......................................................................29

7.       Conditions.....................................................................................29
         7.1      Conditions to Each Party's Obligation to Effect the Merger............................29
                  (a)      Stockholder Approvals........................................................29
                  (b)      Regulatory Consents..........................................................30
                  (c)      No Orders....................................................................30
         7.2      Conditions to Obligations of Parent and Merger Sub....................................30
                  (a)      Representations and Warranties...............................................30
                  (b)      Confirmatory Due Diligence...................................................30
                  (c)      Dissents.....................................................................31
                  (d)      Resignations.................................................................31
                  (e)      Performance of Obligations of the Company....................................31
                  (f)      Divestiture of Shrimp Business...............................................31
                  (g)      Additional Agreements........................................................31
         7.3      Conditions to Obligation of the Company...............................................32
                  (a)      Representations and Warranties...............................................32
                  (b)      Performance of Obligations of Parent and Merger Sub..........................32

8.       Termination....................................................................................32
         8.1      Termination by Mutual Consent.........................................................32
         8.2      Termination by Either Parent or the Company...........................................32
         8.3      Termination by the Company............................................................33
         8.4      Termination by Parent.................................................................33
         8.5      Effect of Termination and Abandonment.................................................34

9.       Miscellaneous and General......................................................................34
         9.1      Survival..............................................................................34
         9.2      Modification or Amendment.............................................................34
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
         9.3      Waiver of Conditions..................................................................35
         9.4      Counterparts..........................................................................35
         9.5      Governing Law and Venue; Waiver of Jury Trial.........................................35
         9.6      Notices...............................................................................36
         9.7      Entire Agreement......................................................................37
         9.8      No Third Party Beneficiaries..........................................................37
         9.9      Obligations of Parent and of the Company..............................................37
         9.10     Severability..........................................................................37
         9.11     Interpretation........................................................................37
         9.12     Assignment............................................................................38
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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of 5 March 2003, among BALTEK CORPORATION, a Delaware corporation (the "Company"), ALCAN INC., a Canadian company ("Parent") and ALCAN BALCORP, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved this Agreement, and the Boards of Directors of each of the Company, Parent and Merger Sub have approved the merger of the Company with and into the Merger Sub upon the terms and subject to the conditions set forth in this Agreement (the "Merger"); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.   Definitions and Exhibits

     1.1  Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

"Acquisition Proposal" shall have the meaning set forth in Section 6.2;

"Agreement" shall mean this Agreement and Plan of Merger, including any exhibits hereto;

"Audit Date" shall mean December 31, 2001;

"Bankruptcy and Equity Exception" shall have the meaning set forth in Section 5.1(c)(i);

"Closing" shall have the meaning set forth in Section 2.2;

"Closing Date" shall mean the time and date at which the Closing takes place pursuant to Section 2.2;

"Code" shall mean the Internal Revenue Code of 1986, as amended;

"Company" shall mean Baltek Corporation;

"Company Certificates" shall have the meaning set forth in Section 4.1(a);

"Company Closing Documents" shall have the meaning set forth in Section
5.1(c)(i);


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"Company Common Share" shall have the meaning set forth in Section 4.1(a);

"Company Contracts" shall have the meaning set forth in Section 5.1(e);

"Company Disclosure Letter" shall have the meaning set forth in Section 5.1;

"Company Intellectual Property Rights" shall have the meaning set forth in
Section 5.1(p);

"Company Material Adverse Effect" means an effect, change, development or circumstance that, individually or in the aggregate is or is reasonably likely to be material and adverse with respect to the financial condition, results of operations, assets, business or prospects of the Company and its Subsidiaries taken as a whole;

"Company Reports" shall have the meaning set forth in Section 5.1(f);

"Company Requisite Vote" shall have the meaning set forth in Section 5.1(c);

"Company Voting Debt" shall have the meaning set forth in Section 5.1(b);

"Compensation and Benefit Plans" shall have the meaning set forth in Section 5.1(i);

"Consulting Agreements" shall have the meaning set forth in Section 7.2(g)(ii);

"Contract" shall have the meaning set forth in Section 5.1(d);

"Costs" shall have the meaning set forth in Section 6.10(a);

"DGCL" shall mean the Delaware General Corporation Law, as amended;

"Dissenting Stockholders" shall mean stockholders exercising appraisal rights pursuant to Section 262 of the DGCL;

"Employees" shall have the meaning set forth in Section 5.1(i);

"Encumbrance" shall have the meaning set forth in Section 6.1(a);

"Environmental Law" means any applicable law, regulation, code, license, permit, order, decree or injunction from any Governmental Entity governing (A) the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect;

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

"ERISA Affiliate" shall have the meaning set forth in Section 5.1(i);

"GAAP" shall mean U.S. generally accepted accounting principles consistently applied;

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"Governmental Consents" shall have the meaning set forth in Section 7.1(b);

"Governmental Entity" shall mean any governmental or regulatory authority, agency, commission or other entity, domestic or foreign;

"Government Antitrust Entity" shall have the meaning set forth in Section
6.5(e);

"Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof;

"Indemnified Parties" shall have the meaning set forth in Section 6.10(a);

"IRS" shall mean the Internal Revenue Service;

"Knowledge of the Company" shall mean the actual knowledge of (i) an officer of the Company or (ii) any individual party to a Voting Agreement, in each case after reasonable inquiry;

"Laws" shall have the meaning set forth in Section 5.1(j);

"Merger" shall mean the merger of Merger Sub with and into the Company such that the separate existence of Merger Sub shall thereupon cease;

"Merger Certificate" shall have the meaning set forth in Section 2.3;

"Merger Consideration" shall have the meaning set forth in Section 4.1(a);

"Merger Effective Time" shall have the meaning set forth in Section 2.3;

"Merger Sub" shall have the meaning set forth in the recitals hereto;

"Merger Sub Common Share" shall have the meaning set forth in Section 4.1(b);

"Order" shall have the meaning set forth in Section 7.1(c);

"Parent" shall mean Alcan Inc.;

"Parent Companies" shall mean Parent, Merger Sub and any direct or indirect subsidiaries of Parent;

"Paying Agent" shall have the meaning set forth in Section 4.2(a);

"Pension Plan" shall mean an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code;

"Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Government Entity or other entity of any kind or nature;

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"Plans" shall have the meaning set forth in Section 5.1(i);

"Proxy Statement" shall have the meaning set forth in Section 6.4;

"Representatives" shall have the meaning set forth in Section 6.6;

"SEC" shall mean the U.S. Securities and Exchange Commission;

"Shrimp Business" shall mean all aspects of the Company's shrimp business, including but not limited to all the assets, liabilities, obligations, interests, employees and interest in its subsidiaries Marines C.A. and Recorcholis S.A.;

"Shrimp Business Divestiture" shall mean the transfer of all of the shares of Marines C.A. and Recorcholis S.A. pursuant to an and in accordance with the terms of the agreement dated 11 December 2002, as amended thereafter;

"Stockholder Approval" shall have the meaning set forth in Section 6.3;

"Subsidiary" shall mean a "subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC;

"Superior Proposal" shall have the meaning set forth in Section 6.2;

"Surviving Company" shall have the meaning set forth in Section 2.1;

"Surviving Company Bylaws" shall have the meaning set forth in Section 3.2;

"Surviving Company Charter" shall have the meaning set forth in Section 3.1;

"Takeover Statute" shall have the meaning set forth in Section 5.1(k);

"Tax" (including, with correlative meaning, the terms "Taxes", and Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;

"Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes;

"Termination and Non-Compete Agreements" shall have the meaning set forth in
Section 7.2(g)(i);

"Termination Date" shall have the meaning set forth in Section 8.2;

"Third-Party Intellectual Property Rights" shall have the meaning set forth in
Section 5.1(p).

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     1.2  Exhibits

The following are the exhibits annexed to and incorporated into this Agreement by this reference and deemed to be a part hereof:

                  Exhibit 5.1:              Company Disclosure Letter
                  Exhibit 6.10(a)           Indemnified Parties
                  Exhibit 7.2(g)(i):        Termination of Employment
                  Exhibit 7.2(g)(ii):       Consulting Agreements
                  Exhibit 7.2(g)(iii)       Voting Agreements

     1.3  Currency

Unless otherwise specified, any reference to dollars or other currency in this Agreement denotes a reference to lawful currency of the United States of America.

2.   The Merger

     2.1  The Merger

Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Company"), and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended ("DGCL").

     2.2  Closing

The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the second business day following the day on which the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing.

     2.3  Merger Effective Time

As soon as practicable following the Closing, the Company will cause a certificate of merger (the "Merger Certificate") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been duly filed with the Secretary of State of the State of Delaware (the "Merger Effective Time") or at such other time (not later than 90 days after the date of filing) as may be set forth in the Merger Certificate.



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3.   The Surviving Company

     3.1  Certificate of Incorporation of the Surviving Company

At the Merger Effective Time the certificate of incorporation of the Surviving Company (the "Surviving Company Charter") shall be amended in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Merger Effective Time until duly amended as provided therein or by applicable law; provided that the certificate of incorporation shall provide that the Surviving Corporation shall be named "Baltek Corporation".

     3.2  Bylaws of the Surviving Company

The bylaws of Merger Sub in effect at the Merger Effective Time shall be the bylaws of the Surviving Company (the "Surviving Company Bylaws"), until thereafter amended as provided therein or by applicable law.

     3.3  Directors of the Surviving Company

The directors of Merger Sub at the Merger Effective Time shall, from and after the Merger Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Charter and the Surviving Company Bylaws.

     3.4  Officers of the Surviving Company

The officers of the Merger Sub at the Merger Effective Time shall, from and after the Merger Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Charter and the Surviving Company Bylaws.

4.   Effect of the Merger on Capital Stock; Exchange of Certificates

     4.1  Effect of the Merger

     At the Merger Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a)  Merger Consideration

               Each share of Common Stock, par value $1.00 per share, of the Company (each, a "Company Common Share") issued and outstanding immediately prior to the Merger Effective Time (other than Company Shares owned by Dissenting Stockholders) shall be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $15.17 per Company Common Share. All such Company Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Common Shares (the "Company Certificates") shall thereafter cease to have any rights with respect to such Company Common Shares, except the right to receive the Merger Consideration for such Company Common Shares upon the surrender of such Company Certificate in accordance with
               Section 4.2 or the right, if any, to receive payment from the Surviving Company of the "fair value" of such Company Common Shares as determined in accordance with Section 262 of the DGCL.



          (b)  Merger Sub

               Each share of Common Stock, par value $0.001 per share, of Merger Sub (each, a "Merger Sub Common Share") issued and outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into and become one validly issued, fully-paid and outstanding share of common stock of the Surviving Corporation.

     4.2  Exchange of, and Payment for, Shares

          (a)  Paying Agent

               Prior to the Merger Effective Time, Parent shall deposit or cause to be deposited with a paying agent selected prior thereto by Parent (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 4.1(a) to holders of Company Common Shares issued and outstanding immediately prior to the Merger Effective Time (it being understood that any and all interest or other income earned on funds held by the Paying Agent shall be for the account of Parent).

          (b)  Exchange Procedures

               (i) As soon as reasonably practicable after the Merger Effective Time, the Surviving Company shall cause to be mailed to each Person who was, at the Merger Effective Time, a holder of record of issued and outstanding Company Common Shares (i) a letter of transmittal specifying that delivery shall be effected, and the risk of loss and title to each Company Certificate shall pass, only upon delivery of such Company Certificate (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender

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

                    of Company Certificates. Upon surrender to the Paying Agent of any Company Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Company shall promptly cause to be paid to the Person(s) entitled thereto a check in the amount to which such Person(s) are entitled pursuant to Section 4.2(a), after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any Company Certificate.

               (ii) If payment is to be made to a Person other than the
                    registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Company, or to the satisfaction of the Paying Agent, that such tax has been paid or is not applicable.

          (c)  Transfers

               After the Merger Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Merger Effective Time.

          (d)  Termination of Exchange Fund

               (i) One hundred and eighty days following the Merger Effective Time, the Surviving Company shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent in respect of the payments to be made pursuant to Section 4.2(a) which have not been disbursed to holders of Company Certificates on the Merger Effective Time, and thereafter such holders shall be entitled to look to the Surviving Company or Parent only as general creditors thereof with respect to the cash payable upon due surrender of their Company Certificates.

               (ii) Notwithstanding the foregoing, to the fullest extent
                    permitted by law, neither the Paying Agent nor any party hereto shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Company Common Shares and if necessary Parent shall reimburse the Surviving Company for such charges and expenses.

          (e)  Lost, Stolen or Destroyed Certificates

               In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the consideration due such holder pursuant to Section 4.1(a) upon due surrender of the Company Common Shares represented by such Certificate.

     4.3  Dissenters' Rights

Any Company Common Shares that have not been voted for adoption of the Merger and this Agreement and with respect to which appraisal rights shall have been properly demanded in accordance with Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration unless and until the holder of such Company Common Shares withdraws his, her or its demand for such appraisal in accordance with the DGCL. The Company shall give Parent notice of any written demands for appraisals, and withdrawals for demands for appraisal, of Company Common Shares. Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Company shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, Company Common Shares held by such Dissenting Stockholder shall thereupon be treated as though such Company Common Shares had been converted into the Merger Consideration pursuant to Section 4.1(a).

5.   Representations and Warranties

     5.1  Representations and Warranties of the Company

Except as set forth in the numbered section of the disclosure letter attached hereto as Exhibit 5.1 (the "Company Disclosure Letter") corresponding to the relevant paragraph below or the Company Reports filed on or prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub that:

          (a)  Organization, Good Standing and Qualification

               Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification except where the lack of such qualification would not have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the Company's and each of its Subsidiaries' certificates of incorporation and bylaws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and bylaws so delivered are in full force and effect.

          (b)  Capital Structure

               The authorized capital stock of the Company consists of 10,000,000 Company Common Shares and 5,000,000 preferred shares, of which 2,323,944 Company Common Shares and no preferred shares are outstanding on the date hereof. All of the outstanding Company Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the date of this Agreement, the Company has no Company Common Shares reserved for issuance or subject to issuance. Each of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying and nominee shares, owned by a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or similar encumbrance. Except as set forth above, or in the Company Disclosure Letter or in the certificate of incorporation of the Company, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Company Voting Debt").

          (c)  Corporate Authority; Approval and Fairness

               (i) The Company has all requisite power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by a majority of the votes entitled to be cast by holders of the Company Common Shares (the "Company Requisite Vote") and the filing of the Merger Certificate with the Delaware Secretary of State, the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles (the "Bankruptcy and Equity Exception"). Upon the execution and delivery by the Company and certain holders of Company Common Shares, as further set out in this Agreement, of the Employment Agreements, Consulting Agreements and Voting Agreements and each other agreement to be executed or delivered by any or all of the Company and certain holders of Company Common Shares at the Closing (collectively, the "Company Closing Documents"), each of the Company Closing Documents will constitute a valid and binding agreement of the Company and the relevant holders of Company Common Shares, enforceable against them in accordance with its terms, and subject only to the Bankruptcy and Equity Exception.

               (ii) The Board of Directors of the Company (A) has approved this
                    Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisor, Phoenix Capital Corp., a subsidiary of Laidlaw Global Services, Inc., to the effect that the Merger Consideration to be received by the holders of the Company Common Shares in the Merger is fair to such holders from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Company's Board of Directors and may not be relied on by Parent or Merger Sub.

          (d)  Governmental Filings; No Violations

               (i)  Other than the filings and/or notices (A) pursuant to
                    Section 2.3, (B) pursuant to the Exchange Act or (C) required to be made with any Governmental Entity in any jurisdiction outside the United States, including Ecuador and listed in Section 5.1(d) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

               (ii) The execution, delivery and performance of this Agreement and the other Company Closing Documents by the Company and certain holders of Company Common Shares do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, a default under, the acceleration or alteration of any obligations of or the creation of a lien, pledge, security interest, claim or similar encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, sublease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 days' or less notice ("Contract") binding upon the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

          (e)  Company Contracts

               Section 5.1(e) of the Company Disclosure Letter lists any Contracts the performance of which involves consideration in excess of $100,000, other than distribution, purchase or supply agreements entered into in the ordinary course of business, consistent with past practice (collectively, "Company Contracts"). The Company has made available to Parent a correct and complete copy of each written Contract listed in Section 5.1(e) of the Company Disclosure Letter. To the Knowledge of the Company, each Contract listed in Section 5.1(e) of the Company Disclosure Letter is a valid and binding agreement and is in full force and effect. For greater certainty, Company Contracts with Marubeni Canada Ltd. and Lantor BV (the "Marubeni and Lantor Contracts") are valid and binding agreements and in full force and effect.


          (f)  Company Reports; Financial Statements

               (i) The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 2001, including (A) the Company's Annual Report on Form 10?K for the year ended December 31, 2001, and (B) the Company's Quarterly Reports on Form 10?Q for the periods ended March 31, June 30 and September 30, 2002, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates, (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of operations and consolidated statements of stockholder's equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects the financial position, the results of operations and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

               (ii) Section 5.1(f) of the Company Disclosure Letter sets forth
                    (i) the outstanding amount of long term indebtedness of the Company as of September 30, 2002, and (ii) a list of the Contracts containing the terms of such indebtedness.

          (g)  Absence of Certain Changes

               Except as set forth in Section 5.1(g) of the Company Disclosure letter and actions contemplated by this Agreement (including the Shrimp Business Divestiture) and except as reflected, reserved or otherwise disclosed in the financial statements included in or incorporated by reference in the Company Reports, since the Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, business or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, dividend, combination, recapitalization or similar transaction with respect to any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Shares upon the exercise of Options awarded prior to the date hereof in accordance with their terms, (iv) any granting by the Company or any of its Subsidiaries to any Employee of any increase in compensation, bonus or other benefits (including the right to accelerated vesting with respect to any option or restricted share award or any other change in control related benefit or compensation), except for normal increases in the ordinary course of business and in accordance with past practice or as was required under any employment agreements in effect as of December 31, 2001, (v) any granting by the Company or any of its Subsidiaries to any Employee of any increase in severance or termination pay, except in the ordinary course of business and consistent with past practice, (vi) any entry by the Company or any of its Subsidiaries into, or any amendments of, any Company Compensation and Benefit Plan, (vii) any tax election made or changed that would be material to the Company or any of its tax attributes or any settlement or compromise of any material tax audit or (viii) any change by the Company in any of its material accounting principles, practices or methods, other than any such changes made as a result of any change in GAAP.

          (h)  (Litigation and Liabilities

               Except as reflected, reserved or otherwise disclosed in the financial statements included in or incorporated by reference in the Company Reports, there are no (i) claims of any nature by any Person, including any Governmental Entity, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) Obligations relating to the Company and its Subsidiaries which would be required to be reflected, reserved or otherwise disclosed in the consolidated financial statements of the Company under applicable accounting principles if occurring on a date covered by such financial statements, including those relating to matters involving any Environmental Law, of the Company or any of its Subsidiaries, except for such claims or obligations that could have been incurred in accordance with Section 6.1(b) had the provisions of such Section been applicable at such time or as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (i)  Employee Benefits

               (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, deferred stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such material Compensation and Benefit Plans has been made available to Parent prior to the date hereof other than Compensation and Benefit Plans that are not material. The material Compensation and Benefit Plans are listed in
                    Section 5.1(i) of the Company Disclosure Letter.

               (ii) (All Compensation and Benefit Plans covering Employees
                    ("Plans") to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan that is a Pension Plan has received a favorable determination letter from the IRS or the Company has taken other appropriate action to ensure that such Plan will not lose its qualification under Section 401(a) of the Code, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of such qualification. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to the Compensation and Benefit Plans.

                    Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or
                    Section 502 of ERISA.

               (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (iv) All contributions required to be made under the terms of any
                    Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

               (v) Neither the Company nor its Subsidiaries have (a) any defined benefit plans or (b) any obligations for retiree health and life benefits under any Compensation and Benefit Plan.

               (vi) The consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

               (vii) All employee benefit plans maintained outside of the United
                    States comply in all respects with applicable local law except for such failures to comply as would not, individually or in the aggregate, result in a Company Material Adverse Effect.

          (j)  Compliance with Laws; Permits

               The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (k)  Takeover Statutes

               No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each, a "Takeover Statute") is, or at the Merger Effective Time will be, applicable to the Company, the Company Common Shares, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of Parent's representations and warranties contained in
               Section 5.2(d) (Ownership of Shares), the Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the Merger.

          (l)  Environmental Matters

               Except as disclosed in section 5.1(l) of the Company Disclosure Letter or the Company Reports filed with the SEC prior to the date hereof and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (i) the Company and its subsidiaries have complied with all applicable Environmental Laws; (ii) the properties presently or formerly owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Substance other than as permitted under applicable Environmental Law, do not, and have not, contained any underground storage tanks, do not have any asbestos present (and have not had any asbestos removed therefrom) and have not been used as a sanitary landfill or hazardous waste disposal site (provided, however, that with respect to such properties formerly owned or operated by the Company, such representation is limited to the period prior to the disposition of such Properties by the Company or one of its subsidiaries); (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or request for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law and (iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company or one of its subsidiaries, other than as permitted under applicable Environmental Law.

          (m)  Taxes

               The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them; (ii) have paid all Taxes that are shown as due on such filed Tax Returns, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

          (n)  Labor Matters

               Except as set forth in Section 5.1 (n) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

          (o)  Insurance

               All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (p)  Intellectual Property

               (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess as are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, and to the Knowledge of the Company, all material patents, trademarks, trade names, service marks and copyrights used in the business of the Company and its Subsidiaries as currently conducted are valid and subsisting.

               (ii) Except for such matters not reasonably likely to have a
                    Company Material Adverse Effect: (A) neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements used in the business of the Company and its Subsidiaries as currently conducted as to which it is a party and pursuant to which it is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights"), and particularly, without limiting the generality of the foregoing, in violation of any Third-Party Intellectual Property Rights under the Marubeni and Lantor Contracts; (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries and used in the business of the Company and its Subsidiaries as currently conducted (collectively, the "Company Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights used in the business of the

                    Company and its Subsidiaries as currently conducted are currently pending or, to the Knowledge of the Company, are threatened by any Person; and (C) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights used in the business of the Company and its Subsidiaries as currently conducted by any third party.

          (q)  Brokers and Finders

               Neither the Company nor any of its subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with Merger, or the transactions contemplated by this Agreement, except that the Company has employed Elliot Stein Jr. in relation to this transaction, the arrangements with whom have been disclosed in writing to Parent prior to the date hereof.

          (r)  Vote Required

               The Company Requisite Vote is the only vote of the holders of any class or series of the Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

     5.2  Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby represent and warrant to the Company that:

          (a)  Organization, Good Standing and Qualification

               (i) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to prevent or impair the ability of Parent, or Merger Sub to consummate the Merger or affect the validity of the Merger.

               (ii) The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not carried on any activities to date other than those incident to its formation and the consummation of this Agreement.

          (b)  Corporate Authority

               No vote of the holders of the capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Parent and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly adopted by the sole stockholder of Merger Sub, in accordance with applicable law and the applicable certificate of incorporation and bylaws of such corporation. This Agreement is a valid and binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (c)  Governmental Filings; No Violations

               (i)  Other than the filings and/or notices (A) pursuant to
                    Section 2.3, (B) pursuant to the Exchange Act, (C) pursuant to any Environmental Laws, and (D) required to be made with any Governmental Entity in any jurisdiction outside the United States, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

               (ii) The execution, delivery and performance of this Agreement by
                    Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.




          (d)  Ownership of Shares

Neither Parent nor any of its Subsidiaries beneficially owns or is the beneficial Owner of any Company Common Shares.

          (e)  Funds

Parent has, as of the date of this Agreement, and will have, as of and following the Closing, all funds necessary to consummate the Merger and the other transactions contemplated by this Agreement.

6.   Covenants

     6.1  Interim Operations

          (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Merger Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed), and except as otherwise contemplated by this Agreement (including the Shrimp Business Divestiture) or the Company Disclosure
               Letter:

               (i) it shall operate the business of it and its Subsidiaries only in the ordinary course of business, consistent with past practice, and, to the extent consistent with such operation, use its best efforts to: (A) preserve the present business organization intact; and (B) preserve all beneficial business relationships with all customers, suppliers, employees and others having business dealings with the business of it and its Subsidiaries;

               (ii) it shall maintain (A) the material assets of the Company in such condition and repair consistent with past practice, and
                    (B) insurance upon all of the material assets of the Company and with respect to the conduct of the business of the Company in full force and effect, comparable in amount, scope, and coverage to that in effect on the date of this Agreement;

               (iii) it shall not (A) issue, sell, pledge, dispose of or
                    encumber any capital stock owned by it in any of its Subsidiaries; (B) amend its certificate of incorporation or bylaws; (C) split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned Subsidiaries; or (E) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

               (iv) neither it nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Company Voting Debt; (B) grant or sell any option or right to purchase the assets of the Company, except regarding non-material assets in the ordinary course of business, consistent with past practice; or (C) subject any of the assets of the Company to any further material lien, charge, mortgage, pledge, security interest or similar encumbrance (each, an "Encumbrance"), other than (i) as reflected, reserved or otherwise disclosed in the financial statements included in or incorporated by reference in the Company Reports and (ii) in the ordinary course of business, consistent with past practice;

               (v) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or pay or promise to pay, any bonus, profit-sharing or special compensation to the Employees or make any increase in the compensation payable or to become payable to any of such employees, except (i) for changes that are required by applicable law, (ii) to satisfy obligations under the terms of any agreement or plan in effect as of the date hereof, (iii) for increases in compensation that are made in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases) and (iv) for employment arrangements for or grants of awards to, newly hired employees in the ordinary course of business consistent with past practice;

               (vi) except in the ordinary course of business consistent with past practice, neither it nor any of its Subsidiaries shall enter into or terminate any Company Contract, or make any change in any of its Company Contracts;

               (vii) neither it nor any of its Subsidiaries shall make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated without prior notice to Parent, except in the ordinary and usual course of business;

               (viii) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, waive, release or assign any material rights or claims; and

               (ix) neither it nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

          (b) The provisions of this Section 6.1 notwithstanding, nothing in this Agreement shall be construed or interpreted to prevent the Company or any Subsidiary from (i) making, accepting or settling intercompany advances to, from or with one another; (ii) causing any Subsidiary to pay or distribute to the Company all cash, money market instruments, bank deposits, certificates of deposit, other cash equivalents, marketable securities and other investment securities then owned or held by such Subsidiary; or
               (iii) engaging in any other transaction incident to the normal cash management procedures of the Company and its Subsidiaries, including, without limitation, short-term investments in bank deposits, money market instruments, time deposits, certificates of deposit and bankers' acceptances and borrowings for working capital purposes and purposes of providing additional funds to Subsidiaries made, in each case, in the ordinary course of business, consistent with past practice.

     6.2  Acquisition Proposals

The Company agrees that neither it nor any Subsidiary of the Company nor any of their respective officers or directors shall, and that it shall direct and use its best efforts to cause its and such Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by them or any of the Company's Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, purchase, or similar transaction involving more than 5% of the consolidated assets or any outstanding equity securities of the

Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company, its directors, officers, agents or other representatives from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (C) or (D) above, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to take such action would, in the absence of the foregoing proscriptions, be inconsistent with the fiduciary duties of the directors under applicable law and (ii) in the case referred to in clause (D) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (being a cash offer superior to the transaction contemplated by this Agreement by no less than 15% of the aggregate Merger Consideration) (such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

     6.3  Stockholder Approvals

Subject to fiduciary obligations under applicable law, the Board of Directors of the Company shall recommend approval of the transactions contemplated by this Agreement to the holders of Company Common Shares and will take, in accordance with applicable law and its certificate of incorporation and bylaws, all actions necessary to obtain the Company Requisite Vote ("Stockholder Approval") as promptly as practicable.

     6.4  Stockholder Meeting and Proxy Statement

          (a) The Company will take, consistent with applicable law and its certificate of incorporation and by-Laws, all action necessary to convene a meeting of holders of Company Common Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. The Company will cause its proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement") to comply with the applicable requirements of the Exchange Act including, without limitation, Sections 14(a) and 14(d) thereof and the regulations of the Nasdaq Stock Market and, at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Parent furnished to the Company by Parent specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without prior consultation with Parent and its counsel.

          (b) Any information provided by Parent or Merger Sub in writing expressly for use in any document to be filed with any Governmental Entity in connection with the Merger and the transactions contemplated hereby or supplied in writing by Parent or Merger Sub specifically for inclusion in the Proxy will be true and correct in all material respects.

     6.5  Filings; Other Actions; Notification

          (a) The Company and Parent shall cooperate with each other and shall use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger. Subject to applicable Laws and the terms of any relevant agreements with third parties relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger. In exercising the foregoing right, each of the

               Company and Parent shall act reasonably and as promptly as practicable.

          (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger.

          (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger; provided, however, that in respect of any communication to or from any Governmental Entities relating to the Merger, each Party shall afford the other Party with advance notice of, and a meaningful opportunity to participate in, any such communications, including, without limitation, a right to attend, with advisors present, any meetings (telephonic or in person) with such Governmental Entities.

          (d) The Company shall give prompt notice to Parent of: (i) any notice of, or other communication relating to, any environmental matter, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Merger Effective Time, under any Company Contract; and
               (ii) any Company Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change.

          (e) Without limiting the generality of the undertakings pursuant to this Section 6.5, the Company and Parent agree to take or cause to be taken the following actions: (i) provide promptly to any and all federal, state, local or foreign courts or Governmental Entities with jurisdiction over enforcement of any applicable antitrust laws (each, a "Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger; and (ii) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Merger, any and all commercially reasonable steps (including the appeal thereof or the posting of a bond) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

     6.6  Access

Upon reasonable notice, and except as may otherwise be required by applicable Law or the terms of any relevant agreements with third parties, the Company shall (and the Company shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Merger Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) provide promptly to Parent all information concerning its business, properties and personnel as Parent or its Representatives may reasonably request, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by any such officer.

     6.7  Stock Exchange De-listing

The Surviving Company shall use its best efforts to cause the Company Common Shares to be de-listed from the NASDAQ Stock Market and de-registered under the Exchange Act as soon as practicable following the Merger Effective Time.

     6.8  Publicity

The initial press releases concerning this Agreement and the Merger shall be simultaneous press releases, approved in advance by the Company and Parent, and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service on which the securities of the Company or Parent are listed or quoted.

     6.9  Expenses

The Surviving Company shall pay all charges and expenses, including those of the Paying Agent in connection with the transactions contemplated in Section 4 and any transfer taxes, conveyance taxes and sales taxes, if any, payable in connection with the consummation of the Merger. Except as provided in Section 8.5(b), all costs, fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense.

     6.10 Indemnification

          (a) Parent and Surviving Company shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent and Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides any undertaking required under applicable law to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer, and employee of the Company, the Company's current Subsidiaries and those former Subsidiaries of the Company identified in Exhibit 6.10(a) (subject, in the case of such former Subsidiaries, to the limitations set forth in such Exhibit) (collectively, the "Indemnified Parties") against any reasonable costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, including the Merger and the other transactions contemplated by this Agreement.

          (b) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.11 Takeover Statute

If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.   Conditions

     7.1  Conditions to Each Party's Obligation to Effect the Merger

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Merger Effective Time of each of the following conditions:

          (a)  Stockholder Approvals

               This Agreement shall have been duly adopted by holders of Company Common Shares constituting the Company Requisite Vote in accordance with applicable law and the certificate of incorporation and by-laws of the Company.

          (b)  Regulatory Consents

               Other than the filing of the Merger Certificate, all notices, reports and other filings required to be made prior to the Merger Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Merger Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (c)  No Orders

               No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

     7.2  Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Merger Effective Time of the following conditions:

          (a)  Representations and Warranties

               The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent any such representation and warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by the Chairman of the Board and Chief Executive Officer of the Company to such effect.

          (b)  Confirmatory Due Diligence

               Parent shall have been afforded sufficient access to the business, personnel, assets, properties and documents of Company and its Subsidiaries to enable it to undertake a due diligence investigation of sufficient scope and duration to confirm the representations and warranties of the Company herein contained, and shall be satisfied with the results of such investigation.

          (c)  Dissents

               Dissenting Stockholders shall not have perfected their rights under Section 262 of the DGCL with respect to 5% or more of the aggregate outstanding shares of the Company Common Shares.

          (d)  Resignations

               Each director of the Company shall have submitted his or her unconditional and irrevocable resignation therefrom in a form satisfactory to Parent.

          (e)  Performance of Obligations of the Company

               The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (f)  Divestiture of Shrimp Business

               The Company shall complete the Shrimp Business Divestiture on the terms set forth in the Agreement therefor or otherwise on terms fully satisfactory to Parent.

          (g)  Additional Agreements

               (i) Termination and non-compete agreements between the Company and those employees set out in Exhibit 7.2(g)(i) hereto (the "Termination and Non-Compete Agreements") shall have been executed on terms satisfactory to Parent.

               (ii) Consulting agreements between the Company and those Persons set out in Exhibit 7.2(g)(ii) (the "Consulting Agreements") shall have been executed on terms satisfactory to Parent.

               (iii) Voting agreements between Parent and those persons listed on Exhibit 7.2(g)(iii) shall remain in full force and effect.

               (iv) Written consent of the other parties to change in control under the contracts listed in section 7.2(g) (iv) of the Company Disclosure Letter shall have been obtained on terms satisfactory to Parent.

     7.3  Conditions to Obligation of the Company

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Merger Effective Time of the following conditions:

          (a)  Representations and Warranties

               The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the date and time of delivery of the Closing Date as though made on and as of such date and time (except to the extent any such representation and warranty expressly speaks as of an earlier date), and the Company shall have received certificates signed on behalf of Parent by an officer of Parent, and by Merger Sub by Chief Executive Officer of Merger Sub to such effect.

          (b)  Performance of Obligations of Parent and Merger Sub

               Each of Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the date and time of delivery of the Closing Date.

8.   Termination

     8.1  Termination by Mutual Consent

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time, whether before or after the adoption of this Agreement by holders of Company Common Shares referred to in Section 7.1(b), by mutual written consent of the Company and Parent.

     8.2  Termination by Either Parent or the Company

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by August 30, 2003 (the "Termination Date"), whether such date is before or after the adoption of this Agreement by holders of Company Common Shares, (ii) the Company shall not have obtained the Company Requisite Vote, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by holders of Company Common Shares); provided, however, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its material obligations under this Agreement in any manner that shall have contributed to the occurrence of the failure of the Merger to be consummated.

     8.3  Termination by the Company

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time, whether before or after the adoption of this Agreement by holders of Company Common Shares referred to in Section 7.1(b), by action of the Board of Directors of the Company:

          (a) if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, (ii) Parent does not make, within three business days of receipt (not counting the day of receipt) of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iii) the Company upon such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; or

          (b) if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach, and as a result of any such breach or breaches either of the conditions set forth in Section 7.3(a) or (b) would not be satisfied at the Closing.

     8.4  Termination by Parent

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time by Parent:

          (a) if the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or after an Acquisition Proposal has been made failed to reconfirm its recommendation of this Agreement within fifteen business days after a written request by Parent to do so.

          (b) if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the party committing such breach, and as a result of any such breach or breaches either of the conditions set forth in Section 7.2(a) or
               (e) would not be satisfied at the Closing.

     8.5  Effect of Termination and Abandonment

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives).

          (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.3(a) or (ii) by Parent pursuant to Section 8.4(a) or (iii) by either party pursuant to Section 8.2(ii), then the Company shall promptly, but in no event later than two business days after the date of such termination or, if applicable, the event set forth in the proviso below, pay Parent a termination fee of $1.2 million by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime lending rate of Citibank, N.A. in effect on the date such payment was required to be made.

9.   Miscellaneous and General

     9.1  Survival

This Section 9 and the agreements of the Company, Parent and Merger Sub contained in Sections 6.7 (Stock Exchange De-listing), 6.9 (Expenses) and 6.10 (Indemnification) shall survive the consummation of the Merger. This Section 9 and the agreements of the Company, Parent and Merger Sub contained in Section
6.9 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2  Modification or Amendment

Subject to the provisions of the applicable law, at any time prior to the Merger Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of Parent and the Company.

     9.3  Waiver of Conditions

The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4  Counterparts

This Agreement may be executed in any number of counterparts, each such counter-part being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5  Governing Law and Venue; Waiver of Jury Trial

          (a) EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF THE DGCL, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF EXCEPT TO THE EXTENT THAT DELAWARE LAW IS REQUIRED TO BE APPLICABLE UNDER APPLICABLE CHOICE OF LAW PRINCIPLES. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in either case located in the County of New York, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY

               HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,
               (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
               SECTION 9.5.

     9.6  Notices

Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail return receipt requested, postage prepaid, by overnight courier, or by facsimile:

                  if to Parent, or Merger Sub:

                  Alcan Balcorp, Inc.
                  c/o Alcan Aluminum Corporation
                  6060 Parkland Blvd.
                  Cleveland, Ohio  44124-4185
                  U.S.A.

                  Attention:        Charles R. Aley
                  Fax:              (440) 423-6663

with a copy to:

                  Alcan Inc.
                  1188 Sherbrooke St. West
                  Montreal, Quebec
                  Canada  H3A 3G2
                  Attention:  Corporate Secretary
                  Fax: (514) 848-8331

if to the Company:

                  Baltek Corporation
                  10 Fairway Court
                  P.O. Box 195

                  Northvale, New Jersey  07647
                  U.S.A.

                  Attention:        Jacques Kohn
                  fax:              (201) 387-6631

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7  Entire Agreement

This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Additional Agreements set out in Section 7.2(g) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     9.8  No Third Party Beneficiaries

Except as provided in Section 6.10 (Indemnification), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9  Obligations of Parent and of the Company

Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Merger Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

     9.10 Severability

It is the intention of the parties that the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. It is the intention of the parties that if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11 Interpretation

The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have correlative meanings when used in the plural, and vice versa. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12 Assignment

This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary in lieu of Merger Sub, in which event all references herein to Merger Sub, as the case may be, shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment made in contravention of this Section 9.12 shall be null and void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date of this Agreement.

BALTEK CORPORATION

By:      /s/ Jacques Kohn
         -----------------------------------------
Name:    Jacques Kohn
Title:   President and Executive Officer

ALCAN INC.

By       /s/ David McAusland
         -----------------------------------------
Name:    David McAusland
Title:   Senior Vice President,Mergers and Acquisitions
         and Chief Legal Officer

ALCAN BALCORP, INC.

By:      /s/ Pierre Chenard
         -----------------------------------------
Name:    Pierre Chenard
Title:   Vice President




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